SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant                     /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              ARBOR PROPERTY TRUST
   ------------------------------------------------------------------------
               (Name of Registrant as Specified in its Charter)

                              ARBOR PROPERTY TRUST
   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

(1) Title of each class of securities to which transaction applies:
- --------------------------------------------------------------------------------
(2) Aggregate number of securities to which transaction applies:
- --------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
- --------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
- --------------------------------------------------------------------------------
(5) Total fee paid:
- --------------------------------------------------------------------------------
/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
- --------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement No.:
- --------------------------------------------------------------------------------
(3) Filing Party:
- --------------------------------------------------------------------------------
(4) Date Filed:
- --------------------------------------------------------------------------------

                              ARBOR PROPERTY TRUST
                                    SUITE 800
                                ONE TOWER BRIDGE
                            W. CONSHOHOCKEN, PA 19428

                         ------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 OCTOBER 2, 1996

                         ------------------------------

     NOTICE IS HEREBY GIVEN that the 1996 annual meeting of shareholders of ARBOR PROPERTY TRUST (the 'Company') will be held at the Sheraton Valley Forge Hotel, 1160 First Avenue, King of Prussia, Pennsylvania 19406, on October 2, 1996 at 9:30 a.m. for the following purposes:

          1. To elect two Managing Trustees in Class III to serve for the ensuing three year term; and

          2. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on August 22, 1996 will be entitled to notice of, and to vote at, the meeting. A list of such shareholders will be available for inspection at the Company's offices at Suite 800, One Tower Bridge, W. Conshohocken, PA 19428, during normal business hours during the ten-day period prior to the meeting.

     Please complete, sign and return the accompanying proxy in the enclosed envelope as soon as possible, whether or not you plan to attend the meeting. This will assure that your shares will be voted.

                                          /s/ KIMLI CROSS SMITH
                                          ---------------------------------
                                          KIMLI CROSS SMITH
                                          Secretary

August 28, 1996

                              ARBOR PROPERTY TRUST
                                    SUITE 800
                                ONE TOWER BRIDGE
                            W. CONSHOHOCKEN, PA 19428

                         ------------------------------

                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD OCTOBER 2, 1996

                         ------------------------------

                                     GENERAL

     This Proxy Statement is furnished to holders of Common Shares of Beneficial Interest ('Shares') of Arbor Property Trust, a Delaware business trust (the 'Company'), in connection with the solicitation of proxies by the Board of Trustees of the Company for use at the 1996 annual meeting of shareholders (the 'Meeting') to be held at 9:30 a.m. on October 2, 1996, and at any adjournments or postponements thereof.

     The Meeting will be held at the Sheraton Valley Forge Hotel, 1160 First Avenue, King of Prussia, Pennsylvania 19406.

     The Company (formerly EQK Green Acres Trust) is a real estate investment trust ('REIT') that is the successor to EQK Green Acres, L.P. (the 'Green Acres Partnership'). Pursuant to the approval of the Unitholders of the Green Acres Partnership, on February 28, 1994, the Green Acres Partnership merged (the 'Merger') into Green Acres Mall Corp. ('GAMC'), a wholly-owned subsidiary of the Company. In connection with that transaction, the Company became primarily self-managed, the advisory agreement (the 'Advisory Agreement') with Equitable Realty Portfolio Management, Inc. ('ERPM' or the 'Advisor') was terminated and the property management agreement with Compass Retail, Inc. ('Compass') was amended and restated to limit the scope of Compass's responsibilities and to reduce the fees payable to Compass. The Advisor and Compass are wholly owned subsidiaries of Equitable Real Estate Investment Management, Inc. ('Equitable Real Estate'), which is an indirect wholly owned subsidiary of The Equitable Companies Incorporated ('Equitable'). On April 30, 1996, the Company caused the merger of GAMC with and into Green Acres Mall L.L.C., which is an indirect wholly-owned subsidiary of the Company and was the surviving entity of such merger.

     The first date on which this Proxy Statement and related form of proxy are being sent to the shareholders of the Company is on or about August 28, 1996. Holders of Shares of record at the close of business on August 22, 1996 (the 'Record Date') are entitled to notice of, and to vote at, the Meeting in person or by proxy. As of the Record Date, the Company had outstanding 12,173,989 Shares, each entitled to one vote.

     In addition to soliciting proxies by mail, the Managing Trustees, officers and regular employees of the Company, without receiving any additional compensation therefor, may solicit proxies by telephone, by telegraph or in person. The Company will also request banks, brokers and other fiduciaries to forward proxy materials to their members or customers who are beneficial owners of Shares and will reimburse them for their out-of-pocket mailing and reasonable clerical expenses in so doing.

     If the enclosed proxy is properly executed and returned in time for voting, the Shares represented thereby will be voted as indicated in such proxy. If no specification is made, proxies will be voted in favor of the election of the Managing Trustees nominated for election at the Meeting and for each other matter to properly come before the Meeting as described herein. Proxies will extend to, and will be voted at, any adjourned or postponed session of the Meeting. The management of the Company is not aware of any matters to come before the Meeting, other than those described in this Proxy Statement. However, inasmuch as matters of which such management is not now aware may come before the Meeting, or any adjournments or postponements thereof, the enclosed proxy contains discretionary authority with respect to acting thereon, and the persons named in such proxy intend to vote, act and consent in accordance with their best judgment with respect thereto. Any shareholder who has executed and returned a proxy, and for any reason desires to revoke such proxy, may do so at any time before the proxy is exercised, by written notice to the Secretary of the Company or by executing a later dated proxy. In addition, any such shareholder may attend the Meeting to which this proxy relates and vote the Shares represented by such proxy in person.

                        SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows the beneficial holdings of Shares as of August 1, 1996 of: (i) all persons known by the Company, based upon filings with the Securities and Exchange Commission, to be beneficial owners of more than 5% of its outstanding common shares; (ii) all Managing Trustees of the Company individually; (iii) all executive officers of the Company individually; and (iv) all Managing Trustees and executive officers of the Company as a group.


                                                                                NUMBER OF
                                                                               OUTSTANDING        % OF
NAME                                      ADDRESS                                 SHARES         SHARES
- ----------------------------------------  ----------------------------------   -----------     -----------
The Equitable...........................  787 7th Avenue                       1,467,698(1)       12.1%
Companies Incorporated                    New York, NY 10019
Sylvan M. Cohen.........................  1345 Chestnut Street, 15th Floor         6,000(2)        (3)
                                          Philadelphia, PA 19107
Alton G. Marshall.......................  136 E. 79th Street                       5,000(2)        (3)
                                          New York, NY 10021
George R. Peacock.......................  Monarch Plaza                           15,443(4)        (3)
                                          3414 Peachtree Road
                                          Suite 816
                                          Atlanta, GA 30326
Phillip E. Stephens.....................  5775 Peachtree Dunwoody                104,688(1)(2)     (3)
                                          Suite 200D
                                          Atlanta, GA 30342
Myles H. Tanenbaum......................  One Tower Bridge                     1,363,618(1)(5)    10.9%
                                          Suite 800
                                          W. Conshohocken, PA 19428
Kimli Cross Smith.......................  One Tower Bridge                        15,300(6)(7)     (3)
                                          Suite 800
                                          W. Conshohocken, PA 19428
Richard P. Ferrell......................  2034 Green Acres Mall                   11,250(6)(8)     (3)
                                          Valley Stream, NY 11581
Dennis J. Harkins.......................  2034 Green Acres Mall                    7,700(6)(9)     (3)
                                          Valley Stream, NY 11581
All Managing Trustees and Executive
  Officers as a Group (8 persons)...........................................   1,528,999          12.2%


- ------------------
(1) Includes the estimated allocation of Shares issued to the former general partners of the Green Acres Partnership, although a final allocation has not yet been completed. Until the Shares are distributed, voting of the Shares will be controlled by Mr. Tanenbaum.

(2) Includes 5,000 Shares issuable upon the exercise of the vested portion of the 7,500 options which were granted to each non-employee Managing Trustee on January 25, 1994 and vest pro-rata over a three year period from the date of grant.

(3) The number of Shares represents less than 1% of the outstanding Shares.

(4) Includes 1,000 Shares owned by Mr. Peacock's wife, of which Mr. Peacock disclaims beneficial ownership. Also includes 5,000 Shares issuable upon the exercise of the vested portion of the 7,500 options which were granted on January 25, 1994 and vest pro-rata over a three year period from the date of grant.

(5) Includes 12,700 Shares owned by Mr. Tanenbaum's wife and 10,000 Shares owned by a trust of which he is a trustee. Excludes 125,445 Shares owned by Mr. Tanenbaum's adult children, of which Mr. Tanenbaum disclaims beneficial ownership. Also includes 300,000 Shares issuable upon the exercise of the vested portion of 750,000 options which were granted to Mr. Tanenbaum on January 25, 1994 and which vest pro-rata over a five year period from the date of grant.

(6) Includes restricted Shares that will become unrestricted in equal annual increments over three years commencing one year from the grant date, or January 25, 1995.

(7) Includes 13,000 Shares issuable upon the exercise of the vested portion of the 32,500 options which were granted on January 25, 1994 and vest pro-rata over a five year period from the date of grant.

(8) Includes 10,000 Shares issuable upon the exercise of the vested portion of the 25,000 options which were granted on January 25, 1994 and vest pro-rata over a five year period from the date of grant.

(9) Includes 7,000 shares issuable upon the exercise of the vested portion of the 17,500 options which were granted on January 25, 1994 and vest pro-rata over a five year period from the date of grant.

                        I. ELECTION OF MANAGING TRUSTEES

     The Amended and Restated Declaration of Trust of the Company, as amended, provides for a Board of Trustees that is divided into three classes of Managing Trustees designated Class I, Class II and Class III, respectively, with each class being as equal in number as possible. The Managing Trustees in Class III (Messrs. Marshall and Peacock) are standing for election at the Meeting. It is the intention of each of the persons named in the accompanying proxy to vote the Shares represented thereby in favor of the two nominees standing for election as Managing Trustees in Class III, unless contrary instructions are given. In case either of the nominees is unable or declines to serve, such persons reserve the right to vote the Shares represented by such proxy for another person duly nominated by the Board of Trustees in his stead or, if no other person is so nominated, to vote such Shares only for the remaining nominee. The Board of Trustees has no reason to believe that any person named will be unable or will decline to serve. Upon election at the Meeting, the Managing Trustees in Class III will serve until the 1999 annual meeting of shareholders and until their respective successors are duly elected and shall have qualified. The term of office of the Managing Trustees in Class II (Mr. Cohen and Ms. Smith) will expire at the 1998 annual meeting, and that of the Managing Trustees in Class I (Messrs. Tanenbaum and Stephens) will expire at the 1997 annual meeting.

     A quorum for purposes of the election of the Managing Trustees requires the presence, in person or by proxy, of the holders of at least a majority of the outstanding Shares of the Company. The affirmative vote of the majority of the quorum is required for the election of the Managing Trustees. Abstentions will be included, but broker non-votes will not be included, in the calculation of the number of shareholders who are present at the Meeting for the purpose of determining a quorum.

NOMINEES FOR ELECTION TO THE BOARD OF TRUSTEES

     Set forth below is information with respect to the nominees for Managing Trustee.

     Alton Marshall, age 74, has been President of Alton G. Marshall Associates, Inc., a New York City real estate investment firm, since 1971. He has been Senior Fellow of the Nelson A. Rockefeller Institute of Government in Albany, New York since January 1, 1991. He was Chairman of the Board and Chief Executive Officer of Lincoln Savings Bank, FSB, from March 1984 through December 1990. From 1971 to 1981, he was President of Rockefeller Center, Inc., a real estate, manufacturing and entertainment company. Mr. Marshall is currently a director of The Hudson River Trust, and New York State Electric & Gas Corp., and a trustee of EQK Realty Investors I, a New York Stock Exchange ('NYSE')-listed real estate investment trust. He is an independent partner of Alliance Capital and Alliance Capital Retirement Fund.

     George R. Peacock, age 72, retired in August 1988 after serving as Chairman and Chief Executive Officer of Equitable Real Estate, parent of the Green Acres Partnership's former Advisor which is a wholly-owned subsidiary of Equitable. Mr. Peacock is a past member of Equitable's Investment Policy Committee. Prior to his retirement he was also a Senior Vice President of Equitable for approximately twelve years. Mr. Peacock is a former director of Equitable Real Estate and remains a trustee of EQK Realty Investors I. He is sole owner, President and Chief Executive Officer of Carluke, Inc.

CONTINUING TRUSTEES

     Set forth below is information with respect to each continuing Managing Trustee.

     Myles H. Tanenbaum, age 66, has been a Managing Trustee and President of the Company from its inception. He is also Chairman of Arbor Enterprises, an investment and holding company. He formerly served as a consultant to Equitable Real Estate, of which the former Advisor to the Green Acres Partnership is a wholly-owned subsidiary. Previously, he was the President of EQK Partners (formerly the Green Acres Partnership's advisor) from its inception in September 1983 until October 1987 and was Chairman until December 1989. Prior to that time, from 1970 he served as Executive Vice President and Chairman of the Executive Committee of Kravco, Inc. Mr. Tanenbaum was also managing partner of the Green Acres Partnership's former special general partner, a general partnership which was the sole shareholder of the Green Acres Partnership's former managing general partner. Prior to joining Kravco, Inc. in 1970, Mr. Tanenbaum had been a partner in the law firm of Wolf, Block, Schorr and Solis-Cohen, Philadelphia, Pennsylvania. He is also a certified public accountant. Mr. Tanenbaum is currently a director of Universal Health Realty Trust, a NYSE-listed real estate investment trust which owns hospitals, and of The Pep Boys -- Manny, Moe & Jack, Inc., a NYSE-listed company engaged in the retail sale of automotive parts and accessories, and the provision of automotive services.

     Sylvan M. Cohen, age 82, has been Chairman and Chief Executive Officer of Pennsylvania Real Estate Investment Trust ('PREIT'), an American Stock Exchange-listed real estate investment trust, since its inception in 1960. Prior to that he was the President of PREIT since its inception. Mr. Cohen has been a Trustee of PREIT since its inception. Mr. Cohen has been of counsel to the Philadelphia law firm of Drinker, Biddle & Reath since October, 1995, and for more than five years prior thereto he was a partner in the Philadelphia law firm of Cohen, Shapiro, Polisher, Shiekman and Cohen. Mr. Cohen is a former director of Fidelity Bank, Philadelphia, Pennsylvania, and is a director of FPA Corporation, an American Stock Exchange-listed real estate development company, and a trustee of EQK Realty

Investors I, a NYSE-listed real estate investment trust. He formerly served as President of the National Association of Real Estate Investment Trusts and the International Council of Shopping Centers.

     Kimli Cross Smith, age 34, has been Executive Vice President -- Chief Operating Officer and Secretary of the Company since July 1996, and previously served as Executive Vice President -- Leasing and Secretary of the Company from March 1995 to July 1996 and as Senior Vice President -- Leasing and Secretary of the Company from March 1994 to March 1995. Prior to that, Ms. Smith had been a senior leasing representative for Compass, the Green Acres Partnership's former property manager and a subsidiary of Equitable Real Estate, since November 1990. From March 1988 until she joined Compass, Ms. Smith was a leasing representative for Strouse, Greenberg & Co., Inc., Philadelphia, Pennsylvania.

     Phillip E. Stephens, age 49, has been Chairman and Chief Executive Officer of Compass, the Green Acres Partnership's former property manager and a subsidiary of Equitable Real Estate, since February 1996, was President of Compass from January 1992 to February 1996 and was Executive Vice President of the Compass Retail division from January 1990 to December 1991. He has also served as President of ERPM, the Green Acres Partnership's former Advisor and a wholly-owned subsidiary of Equitable Real Estate, since December 1989. From October 1987 to December 1989, he was President of EQK Partners (formerly the Green Acres Partnership's advisor), the predecessor in interest to ERPM. From its inception in September 1983 to October 1987, he was Senior Vice President of EQK Partners. He is also President and a trustee of EQK Realty Investors I, a NYSE-listed real estate investment trust.

     Each of the Managing Trustees, including the nominees listed above, has been a Managing Trustee of the Company since its inception in February 1994 other than Ms. Smith, who became a Managing Trustee in July 1996.

     Pursuant to the Delaware Business Trust Act, the Company is required to have as a trustee a person or entity that is a resident of or has its principal place of business in the State of Delaware. The Delaware resident trustee is Wilmington Trust Company (the 'Resident Trustee'). The Declaration of Trust provides that the management of the Company is vested exclusively in the Managing Trustees who make up the Board of Trustees of the Company and that the Resident Trustee will not participate in the management of the Company except as directed by the Board of Trustees and consented to by the Resident Trustee. The principal offices of the Resident Trustee are located at 1100 N. Market Street, Rodney Square North, Wilmington, Delaware 19890-0001.

                                  COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation paid by the Company during the fiscal year ended December 31, 1995 to the Company's President and each of the Company's other most highly compensated executive officers whose compensation exceeds $100,000 in 1995. Until the conversion to a REIT on February 28, 1994, the Company was not internally managed, and was not responsible for executive compensation.

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                               --------------------------
                                                        ANNUAL COMPENSATION    RESTRICTED    SECURITIES       ALL OTHER
                                                       ----------------------     STOCK      UNDERLYING     COMPENSATION
       NAME AND PRINCIPAL POSITION            YEAR     SALARY($)(1) BONUS($)    AWARDS($)   OPTIONS(#)(2)      ($)(3)
- ------------------------------------------  ---------  -----------  ---------  -----------  -------------  ---------------
Myles H. Tanenbaum........................     1995     175,000          --          --            --              --
  President                                    1994     145,833     100,000          --        750,000             --
Kimli C. Smith............................     1995     147,000      15,000          --            --           5,500
  Executive Vice President --                  1994      85,871      32,500      15,000(4)      32,500          5,500
  Chief Operating Officer
Richard P. Ferrell........................     1995     110,000       7,500          --            --           3,500
  Vice President -- Management                 1994      84,041      22,500      12,500(5)      25,000          3,500
Dennis J. Harkins.........................     1995      90,000       7,500          --            --           3,500
  Controller                                   1994      64,792      17,500       7,000(6)      17,500          3,500


- ------------------
(1) Salary information for 1994 is for the period of March 1, 1994 through December 31, 1994. Prior to that time, the Company was not internally managed.
(2) Represents stock options granted to such persons on January 25, 1994. No stock options were granted by the Company during 1995 and none of the Company's executive officers exercised any stock options previously granted to them during 1995. All of the stock options granted to such officers during 1994 have an exercise price of $10 per share and vest pro-rata over a five year period commencing one year from the grant date. At December 31, 1995, none of such options were in the money.
(3) Represents annual premium payments on life insurance on the lives of Ms. Smith, Mr. Ferrell and Mr. Harkins, for which they designate the beneficiaries, which policies are designed to comply with Section 79 of the Internal Revenue Code.
(4) Represents the dollar value of a grant of 1,500 Shares at $10 per Share as of January 25, 1994, the grant date. The dollar value of such Shares on December 31, 1995 was $9,188, or $6.125 per Share. All such Shares are entitled to the receipt of dividends. These Shares vest in equal increments over three years.
(5) Represents the dollar value of a grant of 1,250 Shares at $10 per Share as of January 25, 1994, the grant date. The dollar value of such Shares on December 31, 1995 was $7,656, or $6.125 per Share. All such Shares are entitled to the receipt of dividends. These Shares vest in equal increments over three years.
(6) Represents the dollar value of a grant of 700 Shares at $10 per Share as of January 25, 1994, the grant date. The dollar value of such Shares on December 31, 1995 was $4,288, or $6.125 per Share. All such Shares are entitled to the receipt of dividends. These Shares vest in equal increments over three years.

                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                        AND FISCAL YEAR-END OPTION VALUES


                                                                                        NUMBER OF
                                                                                       SECURITIES
                                                                                       UNDERLYING             VALUE OF
                                                                                       UNEXERCISED           UNEXERCISED
                                                                                       OPTIONS OF           IN-THE-MONEY
                                                                                      DECEMBER 31,          OPTIONS AS OF
                                                                                         1995(#)          DECEMBER 31, 1995
                                                SHARES ACQUIRED         VALUE         EXERCISABLE/             ($)(1)
                   NAME                          UPON EXERCISE        REALIZED        UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
- -------------------------------------------    -----------------     -----------    -----------------   -------------------------
Myles H. Tanenbaum.........................            0                 $0          300,000/450,000            $0/$0
Kimli C. Smith.............................            0                  0            13,000/19,500              0/0
Richard P. Ferrell.........................            0                  0            10,000/15,000              0/0
Dennis J. Harkins..........................            0                  0             7,000/10,500              0/0


- ------------------
(1) In-the-money options are those for which the fair market value of the underlying Shares exceeds the exercise price of the option. The value of in-the-money options is determined in accordance with the regulations of the SEC by subtracting the aggregate exercise price of the option from the aggregate year-end value of the underlying Shares.

EXECUTIVE COMPENSATION

     In connection with her appointment to the position of Executive Vice President -- Chief Operating Officer of the Company in July 1996, the Company entered into an arrangement with Ms. Smith pursuant to which her compensation would be increased to $150,000 per year, with an incentive bonus of 30% of such base compensation (subject to adjustment to 15%-45% of such base compensation) based on the level of achievement of specified goals, with a supplemental bonus of $50,000 to be paid to Ms. Smith during each of 1996 and 1997. In addition, the Company agreed to sell to Ms. Smith 100,000 Shares at a price of $7.25 per share (the closing price for the Shares on the NYSE on the day preceding the board action approving such sale being $7.125 per share), the purchase price payable by the execution and delivery to the Company by Ms. Smith of a promissory note in the amount of $725,000, bearing interest at 8% per annum, payable quarterly, with the principal amount of such promissory note payable on the earliest of (i) April 1, 1999, (ii) the sale or merger of the Company, (iii) the sale by Ms. Smith of any of such Shares with such payment equal to $7.25 per Share sold and (iv) termination of Ms. Smith's employment with the Company.

COMPENSATION OF TRUSTEES

     Managing Trustees who are not employees of the Company are entitled to receive an annual fee of $15,000, plus a fee of $1,000 for attendance at each of the meetings of the Board of Trustees and $1,000 for attendance at committee meetings. Other fees are payable for special services performed for the Company, but no such services were provided in 1995. Neither Mr. Tanenbaum nor Ms. Smith is paid any fees for attendance at meetings of the Board of Trustees or for any other special services performed for the Company in his or her capacity as Managing Trustee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Managing Trustees who serve on the Compensation Committee of the Company are Phillip E. Stephens (Chairman), Alton G. Marshall and George R. Peacock. None of these committee members served as an officer or employee of the Company during 1995 or any time prior thereto. However, Mr. Stephens is Chairman and Chief Executive Officer of Compass and President of ERPM, the Company's former Advisor. The Company accrued fees to Compass of $389,000 in the year ended December 31, 1995. See 'CERTAIN TRANSACTIONS' below.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company commenced substantial operations as of February 28, 1994, the date upon which the Company's operations converted from partnership form into a REIT. As part of that conversion, the Company became largely self-managed. Prior to the conversion, the predecessor partnership was managed by the Advisor and, accordingly, it did not bear the expense of executive compensation directly. As part of the planning process in connection with the conversion, the Company retained a compensation consulting firm to render a report (the 'Report') with respect to compensation to be paid to the Company's President and other senior management personnel.

     Based upon the Report and discussions with Mr. Tanenbaum, it was determined that a compensation structure would be implemented for the President that would consist of base compensation, a discretionary bonus and share options. It was also determined that (i) the base compensation would be set at a level substantially below the median compensation of chief executive officers of comparable companies as identified in the Report; and (ii) the share option grant would be made larger to reflect the lower level of cash compensation.

     As a result of the foregoing, the base compensation for 1994 for the President was set at an annual rate of $175,000 and Mr. Tanenbaum was granted options to purchase 750,000 Shares at $10.00 per Share (the market price at date of grant). Such options vest at the rate of 20% per year commencing December 31, 1994 so long as Mr. Tanenbaum is employed by the Company at the applicable year-end, subject to immediate vesting upon death, disability or change in control. By structuring compensation in this manner, the President's total compensation was made heavily dependent upon the performance of the Shares in the market. The base compensation and option awards were reflected in the Company's Consent Solicitation Statement/Prospectus dated December 23, 1993 that was provided to Unitholders in the predecessor partnership in connection with their decision on whether to approve the conversion. Mr. Tanenbaum's $100,000 bonus for 1994 reflected a subjective and non-quantitative evaluation of his performance as well as his relatively low base compensation. During 1995, Mr. Tanenbaum's base salary remained at $175,000. No bonus or stock options were granted to Mr. Tanenbaum during the year.

     The compensation structure for the other members of senior management was also based in large part upon the Report. In 1994, in addition to base compensation, an annual discretionary bonus and share option grants, the other members of senior management also received grants of restricted Shares, which vest annually over three years. The cash compensation and share option grants of the senior management other than Mr. Tanenbaum were set at levels closer to industry norms and, accordingly, a greater proportion of the other senior management's compensation consisted of cash as compared to Mr. Tanenbaum's compensation. During 1995, base compensation increased only modestly over 1994. Such increases reflect subjective and non-quantitative evaluations of the performance of such senior management. Cash bonuses during 1995 were substantially lower than 1994 reflecting the Company's inability to complete any real estate acquisition.

                                          Compensation Committee:

                                          Phillip E. Stephens, Chairman
                                          Alton G. Marshall
                                          George R. Peacock

                                PERFORMANCE GRAPH

     The graph below compares the cumulative total stockholder return on the Shares with the cumulative stockholder return of (i) the S&P Smallcap 600 Index and (ii) the NAREIT Equity Index, assuming an investment of $100 on March 1, 1994 in the Shares and an investment of $100 on February 28, 1994 in the stocks comprising the S&P Smallcap 600 Index and the NAREIT Equity Index (in each case assuming the reinvestment of all dividends).

                                      GRAPH


                                                          CUMULATIVE TOTAL RETURN
                                        -----------------------------------------------------------
                                         MARCH 1, 1994     DECEMBER 31, 1994     DECEMBER 31, 1995
                                        ---------------  ---------------------  -------------------
Arbor Property Trust..................       $100                 $89                  $ 77
S&P Smallcap 600 Index................       $100                 $93                  $121
NAREIT Equity Index...................       $100                 $96                  $111


                              CERTAIN TRANSACTIONS

     In 1991, the Green Acres Partnership had entered into a property management agreement with Compass, a subsidiary of Equitable Real Estate, of which Phillip
E. Stephens, Managing Trustee of the Company, is Chairman and Chief Executive Officer. Pursuant to this agreement, property management fees were payable to Compass based on 4% of net rental and service income collected from tenants. In connection with the Merger described on page 1 of this Proxy Statement, the agreement with Compass was amended to limit Compass's scope of responsibilities primarily to accounting and financial services in connection with the operation of the Property and its compensation was reduced from 4% to 2% of net rental and service income. For the year ended December 31, 1995, Compass earned fees in the amount of $389,000. Such agreement will terminate August 31, 1998.

     The Company's executive offices are located at One Tower Bridge, W. Conshohocken, PA 19428. These offices, including furniture, telephones, and certain office services and equipment, have been furnished for periods of between four and seven months from a partnership owned by Mr. Tanenbaum and his sons, pursuant to which arrangements the Company incurred charges of $156,000 in 1995, which charges are currently approximately $9,000 per month.

                            INDEPENDENT ACCOUNTANTS

     Arthur Andersen LLP has been appointed by the Managing Trustees as the independent accountants for the Company's current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Meeting with the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of shareholders.

     On June 7, 1994, the Company engaged Arthur Andersen LLP as its certifying accountant, thereby replacing as of the same date Deloitte & Touche LLP, the certifying accountant of the Green Acres Partnership for 1993 and preceding years. The change in the Company's certifying accountant was effected in connection with the Company's change in operating structure from a partnership to a REIT and the relocation of its executive offices to Pennsylvania. The change was approved by the Managing Trustees of the Company.

     No report on the financial statements of the Company issued by Deloitte & Touche LLP during the 1992 and 1993 fiscal years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, nor were there any disagreements during the 1992 and 1993 fiscal years and through June 7, 1994 between Deloitte & Touche LLP and the Company concerning any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved would have required Deloitte & Touche LLP to make reference to the subject matter thereof in connection with its report. During the 1992 and 1993 fiscal years and through June 7, 1994, none of the events listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended, occurred; and during such period, the Company did not consult with Arthur Andersen LLP regarding any matter referred to under paragraphs (i) or
(ii) of Item 304(a)(2) of Regulation S-K.

                       TRUSTEES' MEETINGS AND COMMITTEES

     The Board of Trustees has an Audit Committee, a Compensation Committee and a Nominating Committee.

     Messrs. Cohen (Chairman) and Marshall serve as members of the Company's Audit Committee which meets with the Company's independent public accountants and management to discuss the scope and results of the annual audit, internal accounting procedures and other questions of accounting policy. The Audit Committee met once during 1995.

     Messrs. Stephens (Chairman), Marshall and Peacock serve as members of the Compensation Committee which administers the Company's stock option plan and makes recommendations to the Board of Trustees with regard to other compensation-related matters. The Compensation Committee did not meet, but convened once by written consent, during 1995.

     Messrs. Peacock (Chairman), Cohen, Stephens and Tanenbaum serve as members of the Nominating Committee which reviews the size and composition of the Board of Trustees and makes recommendations as to nominees to serve on the Board of Trustees. The Nominating Committee did not meet during 1995. The Nominating Committee will consider nominations by shareholders in accordance with the procedures set forth below under 'NOMINATIONS FOR TRUSTEES FOR THE 1997 ANNUAL MEETING' below.

     The Board of Trustees met five times and convened once by written consent during 1995. Each of the Managing Trustees attended at least 75% of the meetings of the Board of Trustees and meetings of the Committee(s) on which each such Managing Trustee served during 1995.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and Trustees and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the 'Reporting Persons') to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports.

     Based on the Company's review of the copies of these reports received by it, and written representations received from Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons during 1995 were made on a timely basis, except that Myles H. Tanenbaum, a Managing Trustee and President of the Company, filed one report (relating to transactions involving issuances pursuant to the Company's Dividend Reinvestment Plan and a distribution of Shares to the former General Partners of the Green Acres Partnership during 1995) subsequent to the applicable due date.

              NOMINATIONS FOR TRUSTEES FOR THE 1997 ANNUAL MEETING

     Nominations for election to the Board of Trustees at the 1997 annual meeting of shareholders may only be made in writing by a shareholder entitled to vote at the Meeting. Such nominations must be addressed to the Secretary, Arbor Property Trust, Suite 800, One Tower Bridge, W. Conshohocken, PA 19428. Nominations must be received by the Secretary between June 4, 1997 and July 4, 1997, and be accompanied by the name and address of the record holder making the nomination (and beneficial holder, if different), the class and number of shares owned of record and beneficially by such record holder (and beneficial holder, if different) and the written consent of the nominee to being named as a nominee and to serve as a Managing Trustee, if elected. Nominations must also be accompanied by all information related to such nominee required to be disclosed in solicitations of proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

                             SHAREHOLDER PROPOSALS

     Any shareholder who intends to present a proposal for consideration at the Company's 1997 annual meeting of shareholders must, on or before April 30, 1997, submit such shareholder's proposal to the Company and notify the Company that such shareholder intends to appear personally at the meeting to present the proposal, in order to have the Company consider the inclusion of such proposal in the Company's Proxy Statement and form of proxy relating to that meeting. Reference is made to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for information concerning the content and form of such proposal and the manner in which such proposal must be made.

     IT IS IMPORTANT THAT YOU RETURN YOUR SIGNED PROXY PROMPTLY, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                                          By Order of the Board of Trustees,

                                          /s/ KIMLI CROSS SMITH
                                          -------------------------------------
                                          KIMLI CROSS SMITH
                                          Secretary

August 28, 1996

                                      PROXY
                              ARBOR PROPERTY TRUST

                    Proxy Solicited by the Board of Trustees
                Annual Meeting of Shareholders -- October 2, 1996

         The undersigned hereby appoints Myles H. Tanenbaum and Kimli Cross Smith, and each of them, proxies to represent the undersigned with full power of substitution at the Annual Meeting of Shareholders of Arbor Property Trust (the "Company") to be held at the Sheraton Valley Forge Hotel, 1160 First Avenue, King of Prussia, Pennsylvania 19406 on October 2, 1996 at 9:30 a.m. and at any and all adjournments or postponements thereof, and thereat to vote all Common Shares of Beneficial Interest (the "Shares") of the Company, which votes the undersigned would be entitled to vote if personally present.

         Unless otherwise specified, the Shares will be voted FOR the election of the nominees for Managing Trustee. This Proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

                  (Continued, and to be signed on reverse side)

                                                  [X] Please mark
                                                    your votes
                                                      as this
                                                  ---------------

      The undersigned hereby revokes all previous proxies for the meeting.

- -------------------------------------------------------------------------------
1.  ELECTION OF MANAGING TRUSTEES: Alton G. Marshall and George R. Peacock

FOR the nominees listed above.        [   ]

WITHHOLD AUTHORITY to vote for the
nominees listed above.                [   ]

- -------------------------------------------------------------------------------
2.  TO TRANSACT SUCH OTHER
BUSINESS AS MAY PROPERLY
COME BEFORE THE MEETING.

- -------------------------------------------------------------------------------

                                    Dated: ______________________________ , 1996

                                    --------------------------------------------
                                              Signature of Shareholder

                                    --------------------------------------------
                                              Signature of Shareholder


                                        NOTE: Please sign this Proxy exactly
                                        as name(s) appear in address.  When
                                     signing as an attorney-in-fact, executor,
                                        administrator, trustee or guardian,
                                           please add your title as such.